Exhibit 99.2

                            UNITED STATES OF AMERICA
                                   BEFORE THE
                      FEDERAL ENERGY REGULATORY COMMISSION

NEVADA POWER COMPANY                             )
                                                 )
        AND                                      )
                                                 )
SIERRA PACIFIC POWER COMPANY                     )
                                                 )            DOCKET NO. EL 03-
                      Complainants               )
                                                 )
        v.                                       )
                                                 )
ENRON POWER MARKETING INC.                       )
                                                 )
                      Respondent.                )


                   COMPLAINT REQUESTING FAST TRACK PROCESSING
                                       AND
                              EMERGENCY REQUEST FOR
                          ORDER PRESERVING JURISDICTION

Roger A. Berliner, Esq.                               Lyle D. Larson, Esq.
Stephen M. Ryan, Esq.                                 Balch & Bingham, LLP
Manatt, Phelps & Phillips, LLP                        1710 Sixth Avenue North
1501 M Street, N.W.                                   Birmingham, Alabama 35203
Suite 700
Washington, DC 20005

                      Counsel for Nevada Power Company and
                          Sierra Pacific Power Company

October 6, 2003

                  EXECUTIVE SUMMARY OF COMPLAINT AND EMERGENCY
                    REQUEST FOR ORDER PRESERVING JURISDICTION

- In April 2002, at time when Enron Power Marketing Inc. ("Enron") was in bankruptcy and had neither assumed nor rejected dozens of power supply contracts with the Nevada Power Company and Sierra Pacific Power Company (the "Nevada Companies"), Enron asserted the right to trigger the termination provisions under the WSPPA tariff.

- At the time of the termination, Enron had sold the last remnants of its marketing organization, had no staff, credit, or credible means of fulfilling its own contractual obligations, was in default under the tariff, and knew it was under investigation by this Commission for unlawful market manipulation.

- In asserting the right to terminate, Enron violated the express terms of the WSPPA tariff, including provisions requiring that the Nevada Companies be given the first option in providing reasonable assurances. Enron was unreasonable in rejecting the Nevada Companies offer to provide current cash payments of 110% of the market price under the contracts and unreasonable in demanding the full accelerated price under the contract totaling $336 million as collateral.

- Enron acted unreasonably because it had only one interest: to get out and get paid. As Enron admitted in a meeting with the Nevada Companies one day after it rejected the Nevada Companies' reasonable assurances, Enron "had no intent to remain in the power supply business and no long-term prospects to supply the Nevada Companies with power, and were pursuing early termination payments to generate cash for the benefit of its creditors."

- On August 28th, the United States Bankruptcy Court for the Southern District of New York granted summary judgment in favor of Enron in the amount of approximately $336 million. The Nevada Companies have moved for a stay pending appeal. The Nevada Companies have made filings with the SEC stating that "any requirement to pay or provide security for Enron's claims for termination payments ... could make it difficult for one or more of Sierra Pacific Resources, NPC or SPPC to continue to operate outside of bankruptcy."

- The Bankruptcy Court recognized that its decision was circumscribed by the filed rate doctrine and by the exclusive jurisdiction of FERC under section 206 of the FPA. Accordingly, the Bankruptcy Court did not and could not address whether the interpretation offered by Enron, and its conduct, amounts to an unjust and unreasonable interpretation or application of a tariff on file with the Commission, and hence violates section 206 of the Federal Power Act.

- Emergency relief is required in order to preserve meaningful jurisdiction for the FERC and to prevent potentially irreparable injury to the Nevada Companies. If the Judgment is enforced, Enron could collect over $300 million, disburse such funds to its creditors, and then be left insolvent and unable to respond to any economic relief this Commission ultimately determines is appropriate to grant the Nevada Companies.

- The Nevada Companies are asking FERC to (1) issue an immediate order asserting its exclusive jurisdiction over the interpretation and application of the termination provisions of the WSPPA; (2) immediately suspend enforcement of the tariff, as construed, until the Commission concludes its determination of the matters raised herein; (3) rule that the WSPPA cannot be interpreted under section 206 as permitting Enron to have the right to terminate under the circumstances of this case or (4) alternatively, rule that under all the circumstances present here, including Enron's pervasive unlawful conduct, requiring the Nevada Companies to pay $336 million to Enron is neither equitable nor in the public interest.

- The Nevada Companies rely upon FERC's recent precedent asserting exclusive jurisdiction and preserving the status quo in the even more problematic cases involving insolvent sellers of wholesale power seeking to use bankruptcy court proceedings as a means to reject their contractual obligations with load-serving utilities (NRG and Mirant). This case, in contrast to NRG and Mirant, does not involve the rejection of an executory contract, but rather violations of fundamental tariff provisions on file with the Commission involving termination rights, provisions the Commission has said are "at the heart" of its regulatory responsibilities.

- Enron acted in violation of the tariff and is not entitled, under any circumstances, to collect a windfall payment of $336 million.

                            UNITED STATES OF AMERICA
                                   BEFORE THE
                      FEDERAL ENERGY REGULATORY COMMISSION

NEVADA POWER COMPANY                             )
        AND                                      )
                                                 )
SIERRA PACIFIC POWER COMPANY                     )
                                                 )
                 Complainants                    )            DOCKET NO. EL 03-
                                                 )
                                                 )
            v.                                   )
                                                 )
ENRON POWER MARKETING INC.                       )
                                                 )
                 Respondent.                     )





                   COMPLAINT REQUESTING FAST TRACK PROCESSING
                                       AND
                              EMERGENCY REQUEST FOR
                          ORDER PRESERVING JURISDICTION

      Pursuant to Sections 205 and 206 of the Federal Power Act ("FPA"), 16 U.S.C. Section 824d and 16 U.S.C. Section 824e (2003), Rules 206 and 212 of the Rules of Practice of the Federal Energy Regulatory Commission ("FERC" or the "Commission"), the Nevada Power Company ("Nevada Power") and Sierra Pacific Power Company ("Sierra Pacific")(the "Nevada Companies"), hereby submit this Complaint Requesting Fast Track Processing and Emergency Request for Order Preserving Jurisdiction.

      The Nevada Companies' Complaint and Emergency Request for Order Preserving Jurisdiction requests that the Commission immediately: (1) assert its jurisdiction over the operation and effect of certain early termination and related provisions governing wholesale electric power transactions entered into by the Nevada Companies and Enron Power Marketing Inc. ("EPMI," "Enron," or "Respondent") pursuant to the terms of the Western Systems Power Pool Agreement ("WSPPA"), a tariff on file with the Commission (1); (2) establish hearing procedures for the purpose of determining: (a) whether Enron complied with the applicable tariff provisions and the Commission's rules, regulations, and policies in purporting to exercise early termination of the contracts between the parties, (b) whether, under the unique circumstances present here, including Enron's pervasive unlawful conduct, it is either equitable or in the public interest to require the Nevada Companies to make termination payments to Enron; and (3) issue an immediate order preserving the status quo by prohibiting Enron from enforcing the termination provisions at issue until the Commission has concluded its review and made its determination. The Nevada Companies further request that the Commission shorten the time for parties to file comments and interventions as it deems appropriate so as to still allow the Commission to provide the interim relief sought here -- the preservation of the status quo -- prior to October 17, 2003.

                    I. INTRODUCTION AND SUMMARY OF POSITION

      The relief requested herein is required to ensure that (1) Enron does not succeed in using the bankruptcy process as a means of evading Commission scrutiny of its explicit violations of the WSPPA tariff provisions governing early termination and (2) the Commission preserves the status quo while it determines the lawfulness of Enron's conduct under the Federal Power Act.

      On August 28, 2003, the United States Bankruptcy Court for the Southern District of New York held that Enron was entitled to enforce early termination payments which amount to

----------
1  See, e.g., W. Systems Power Pool, 55 FERC P.  61,099 (1991).

approximately $336 million from the Nevada Companies.(2) On September 2, 2003, Sierra Pacific Resources, the parent company of the Nevada Companies, stated in a Securities and Exchange Commission ("SEC") filing that "[a]ny requirement to pay or provide security for [Enron's] claims for termination payments ... could make it difficult for one or more of Sierra Pacific Resources, NPC or SPPC to continue to operate outside of bankruptcy."(3)

      This is not the first time the Commission has been called upon to assert its jurisdiction in order to prevent a bankrupt power supplier from attempting to use the bankruptcy process to unlawfully terminate contracts and circumvent this Commission's application of its expertise and responsibilities under the broader public interest mandates set forth by the Federal Power Act.(4) However, in both the NRG and Mirant cases, the underlying issue was whether the Commission would or could require a bankrupt seller "to continue providing power under [agreements] notwithstanding the fact that a bankruptcy court has approved
.... a rejection of the contract." (5) Here, in contrast, the issue is significantly different - it is whether Enron violated the tariffs on file with the Commission pertaining to early termination or is otherwise entitled to enforce the termination payments.

      In response to NRG's effort, the Commission captured the essence of the bankrupt power supplier's strategy when it said:

      [The power supplier's] maneuvering as to its notice of termination ... raises concerns that it may be using institution of the bankruptcy filing to gain an advantage regarding the ... Agreement that might not otherwise be available to it in the FERC regulatory context. ... (6)

      This statement is absolutely and completely applicable to this proceeding.

      The Nevada Companies respectfully submit that once the Commission asserts its jurisdiction, Enron will be found "in the FERC regulatory context" to have violated one more set

----------
2     In re Enron Corp., et al, Case No. 01-16034 (Bankr. S.D.N.Y. August 28,
      2003) (Decision Regarding Remaining Portion of Motion for Summary Judgment and Related Relief) ("August 28th Decision), attached hereto as Exhibit 1.

3 Current Report on Form 8-K of Sierra Pacific Resources, Nevada Power Company, and Sierra Pacific Power Company ("8-K") (filed September 2,
      2003) attached as Exhibit 3.

4 Blumenthal v. NRG Marketing, Inc., 103 FERC P. 61,344 (June 25, 2003); In re Mirant Corp., 296 B.R. 427 (Bankr. N.D. Tex. 2003).

5     Blumenthal v. NRG Marketing, Inc., 103 FERC P. 61,344 (Brownell, C.
      dissenting).

6     NRG Energy, Inc., et. al., No. 03-13024 (Bankr. S.D.N.Y. May 29,
      2003)(Letter from Solicitor Dennis Lane to Judge Beatty) ("Solicitor's Letter"), attached as Exhibit 4.

of rules, regulations, and tariffs -- this time the rules governing early terminations. The rules and tariffs governing early termination require Enron to act "reasonably." In default itself as a result of its insolvency, and under investigation by the Commission for market manipulation, Enron steered a course with only one outcome in mind - - to get out and get paid without having to perform. Having sold the last remnants of its marketing operations, Enron had no staff, credit, or capacity to perform.

      In pursuit of this singular exit strategy, Enron willfully acted without any regard for reason or the tariff. It had no interest in being reasonable; it had no incentive to be reasonable. As Enron admitted in a meeting with the Nevada Companies one day after it rejected the Nevada Companies' reasonable assurances, Enron "had no intent to remain in the power supply business and no long-term prospects to supply the Nevada Companies with power, and were pursuing early termination payments to generate cash for the benefit of its creditors."
(7) Accordingly, and as set forth in more detail below, the Nevada Companies contend that Enron was not entitled to terminate and is not owed a penny for power not delivered.(8)

      However, even in the unlikely event that the Commission were to conclude that Enron was entitled to terminate, the Nevada Companies request that the Commission set aside any resulting obligation of the Nevada Companies to make termination payments. The Commission has the authority to prevent this result under either Section 309 of the FPA or as a result of applying the public interest standard of the Mobile-Sierra doctrine.(9)

      The Nevada Companies submit that under all of the circumstances present here, including but not limited to Enron's pervasive unlawful conduct and the unwarranted windfall it seeks, it is neither equitable nor in the public interest for Enron to obtain this windfall at the expense of the Nevada Companies and the consuming public. For if the bankruptcy court order is immediately enforced and the Nevada Companies are required to pay Enron in excess of $300 million, the


7     Coyle (Exhibit 7).

8 The issue of the "reasonableness" of Enron's insistence upon 100% cash collateral for all the contracts and its rejection of the reasonable assurances offered by the Companies raises a genuine issue of material fact requiring discovery, depositions, and cross-examination of witnesses. Accordingly, the Nevada Companies respectfully submit that a "paper hearing" is inappropriate under these circumstances.

9 See, e.g. Blumenthal v. NRG Marketing, Inc., 104 FERC P. 61,210 (August 15, 2003).

financial repercussions and economic constraints that will follow could either put the company in bankruptcy (should the bankruptcy court order not be fully stayed), or, at the very least (even assuming a stay of the bankruptcy court order is issued), severely limit the ability of the Nevada Companies to make the investments that are required to assure the degree of reliability that this Commission desires and the reliability the communities we serve deserve and expect.

      The Commission has stated quite clearly that

      "[w]hether [the power supplier's] actions regarding the ... Agreement are considered as attempts to terminate or breach that Agreement, those actions involve matters that are at the heart of FERC's regulatory responsibilities because they affect the rates and other terms and conditions under which service is provided to customers."(10)

Accordingly, the Nevada Companies request the Commission issue an immediate order asserting its jurisdiction and suspending the early termination provisions of the WSPPA tariff, as construed by the Bankruptcy Court, until the Commission concludes its determination of the matters raised herein.

      This last request is critical to preserving the status quo while the Commission reviews the legality of Enron's actions. If that status quo is not preserved, then it is possible that Enron could collect prior to a final Commission determination, and not only would the Nevada Companies suffer irreparable harm as a result, but the Commission's ability to remedy the situation, given Enron's bankrupt nature, could be severely compromised. In contrast to the potential irreparable harm that the Nevada Companies face in the absence of a Commission order preserving the status quo, there is virtually no cost to Enron should the Commission immediately suspend enforcement of the termination related tariff provisions. Enron did not incur any costs under the contracts it unlawfully terminated and is poised to reap a huge windfall to which it is not entitled under the law. Accordingly, the Nevada Companies seek an Order from the Commission that is well within its authority and consistent with the precedent established in NRG to ensure that Enron can not enforce the very tariff provisions that are at the heart of this dispute until the Commission concludes its review under the Federal Power Act.

----------
10    Blumenthal v. NRG Marketing, Inc., 103 FERC P. 61,344, at P.14 (June 25,
      2003).

                                 II. BACKGROUND

      A. THE CONTRACTS BETWEEN THE NEVADA COMPANIES AND ENRON

      Nevada Power and Sierra Pacific are both load serving utilities with obligations to serve full requirements retail customers. Both utilities also own and operate transmission and distribution infrastructure necessary for reliable electric service, public health and national security. While the Nevada Companies rely in part on their own generation to meet their power supply service obligations, they also enter into short-term, intermediate, and long-term power supply contracts to serve the portions of their loads that exceed their generation capacity. Because of circumstances unique to Nevada and the Nevada Companies' histories, the Nevada Companies are unusually and highly dependent on purchased power to meet their resource obligations for retail customer service. Accordingly, when the Western power crisis hit, the Nevada Companies were uniquely vulnerable and were hard hit by the extreme volatility and high prices for both short-term and long-term power supplies that were available in the 2001 time frame.

      Enron was a power marketer that, before the Enron Revocation Order, had been authorized by the Commission to sell power at market-based rates.(11) To obtain market-based rate authority, Enron represented to the Commission that it did not have market power and would refrain from actions amounting to an abuse of market power. As a condition to obtaining approval, the Commission required Enron to submit periodic and quarterly reports to permit the Commission continually to ensure that Enron lacked market power.(12) Enron was obligated to notify the Commission of any changes in its status that would affect the facts and assumptions underlying the Commission's approval.13 Furthermore, as the Commission stated in the Enron Revocation Order, "`implicit in Commission orders granting market-based rates is a presumption that a company's behavior will not involve fraud, deception or misrepresentation.'"(14)

----------
11    Enron Power Mktg., Inc., 65 FERC P. 61,305 (1993).

12    Id.

13    Id.


14 Enron Power Mktg., Inc. 103 FERC P. 61,343 at P.52 (2003) (Order Revoking Market Based Rate Authorities and Terminating Blanket Market Certificates) ("Enron Revocation Order") quoting Enron Power Mktg., Inc., 102 FERC P. 61,316 at P.8 (2003) ("Enron Show Cause Order").

      The Nevada Companies and Enron are parties to the WSPPA, a Commission-approved tariff initially filed with the Commission on November 12, 1986, by Pacific Gas & Electric Company on behalf of itself and eight jurisdictional investor-owned utilities, including Nevada Power.(15) The WSPPA is the master agreement for tens of thousands of wholesale power transactions every year. There currently are over 220 members of the WSPP. Moreover, the WSPPA is used in 11 states in the Western United States.

      During the western energy crisis, which involved sharp increases in the average wholesale price of electricity, rolling blackouts, increased danger of service interruptions, and the insolvency of one of California's three investor-owned utilities, the Nevada Companies due to their short position in owned generation, had to purchase power from suppliers selling at "market-based" rates. In so doing, the Nevada Companies were following the Commission's directive that load-serving utilities should enter into forward energy purchase arrangements.(16) Thus, the Nevada Companies purchased energy from Enron pursuant to the WSPPA and individual Confirmation Agreements. Under these agreements, Enron delivered energy to the Nevada Companies until May 9, 2002, when it purported to terminate its remaining contracts. Enron did not deliver any energy to the Nevada Companies after that date.(17)


      B. THE NEVADA COMPANIES' PRIOR SECTION 206 COMPLAINT

      On November 30, 2001, the Nevada Companies filed a complaint pursuant to FPA Section 206, requesting that the Commission fix just and reasonable prices for sales contracts that the Nevada Companies entered into with nine parties, including contracts with Enron executed prior to June 20, 2001, for the delivery of energy beginning January 1, 2002.(18) By order dated June 26, 2003, the Commission denied this relief, holding that the Mobile-Sierra "public interest" standard applied and that the Nevada Companies had not met that standard to justify

----------
15    See, e.g., W. Systems Power Pool, 55 FERC P. 61,099 (1991).

16    See generally, San Diego Gas & Elec. Co., 93 FERC P. 61,121, 61,359
      (2001).

17    Copies of the contracts are attached hereto as Exhibit 5.

18 See Complaint of Nevada Power Co. and Sierra Pacific Power Co., filed Nov. 30, 2000, Docket No. EL02-28-000.

reformation of price levels.(19) The Nevada Companies, among others, have sought rehearing of this decision.(20)

      C. ENRON'S BANKRUPTCY FILING


      On December 2, 2001, two days after the Nevada Companies filed their 206 complaint, Enron Corp. and fourteen of its affiliates and subsidiaries, including Enron, filed for protection under Chapter 11 of the United States Bankruptcy Code.(21) Six weeks later, the United States Bankruptcy Court for the Southern District of New York entered an order approving the conveyance to UBS AG of an exclusive, irrevocable license to the proprietary software and other assets of the Enron energy trading business. The Bankruptcy Court found, among other things, "the Debtor Parties [including Enron] are unable to obtain sufficient financing to continue the operations of their Wholesale Trading
Business on a stand-alone basis . . . ."(22) Following the bankruptcy sale,
Enron lacked the staff, resources and credit to operate as an energy trading business. The Nevada Companies understand that Enron began trying to cover its existing contractual obligations which were not conveyed to UBS AG, including those with the Nevada Companies, with short-term power purchases. Various parties filed motions in the Bankruptcy Court contending that Enron lacked the credit capability to insure compliance with long-term contracts.(23) Further, having filed bankruptcy, Enron became (and remained) a "defaulting party" under
Section 22.1(c) of the WSPPA.

      D. ENRON'S PURPORTED TERMINATION OF THE CONTRACTS

      Following a March 29, 2002, $437 million disallowance by the Public Utilities Commission of Nevada, the Nevada Companies' credit rating fell. This event took place four

----------
19 Nevada Power, 103 FERC P. 61,353, at P.94 (June 26, 2003) (Order on Initial Decision).

20 Nevada Power, EL02-28-000, FERC (July 28, 2003) (Request of Nevada Power Company and Sierra Pacific Power Company for Rehearing of the Commission's June 26, 2003 Order on Initial Decision, Rehearing Requests and Motions).

21    11 U.S.C. Section 101-1330 (2000).

22    In re Enron Corp., et al., Case No. 01-16034 (Bankr. S.D.N.Y. Jan. 22,
      2002) (Order Pursuant to Sections 105, 363 and 365 of the Bankruptcy Code
      (1) Approving the Terms and Conditions of Agreements for the License and Related Transactions in Respect of Enron's Wholesale Trading Business, and
      (2) Authorizing the Consummation of the Transactions Contemplated Therein) at Finding (L), attached hereto as Exhibit 6 (original exhibits omitted).

23 See, e.g., In re Enron Corp., et al., Case No. 01-16034 (Bankr. S.D.N.Y. Apr. 8, 2002) (Motion of Utah Associated Municipal Power Systems to Excuse Performance).

months after Enron went into bankruptcy and while its contracts with the Nevada Companies were in a state of limbo (with Enron neither accepting or rejecting them under the bankruptcy laws). Enron, citing the downgrading of the Nevada Companies' credit rating, purported to invoke Section 27 of the WSPPA, which allows a party, in the exercise of its "reasonable discretion," to make a demand for assurances of the other party's future performance. Ignoring Commission policy and the express language of Section 27 of the WSPPA, Enron demanded that the Nevada Companies make an immediate payment of the full accelerated price under the contracts.(24) Enron's demand for assurances did not permit the Nevada Companies the opportunity to offer alternative means of satisfying Section 27, as expressly required.

      On April 24, 2002, the Nevada Companies met with all of their energy suppliers, including Enron, to inform them that, despite the recent downgrading of their debt, the Nevada Companies could continue to pay for electricity purchased from suppliers.(25) Sierra Pacific informed its suppliers that it could and would honor its contracts with those suppliers who continued deliveries.(26) Nevada Power offered to pay 110% of the market price as of May 1, 2002, for all energy delivered during the period May 1, 2002, through September 15, 2002, and to pay the balance of the contract prices, with interest, in the future, beginning in the fourth quarter of 2002.(27) All but three of the Nevada Companies' ten largest suppliers continued to do business with the Nevada Companies under the terms the Nevada Companies proposed on April 24, 2002.(28) By October 29, 2002, all of the continuing suppliers were paid in full.

      On May 1, 2002, Enron sent notice to the Nevada Companies purporting to terminate its power supply contracts with the Companies and ceased delivering energy under the contracts. On

24 Letter from Enron Power Marketing, Inc. to Nevada Power Company, (April 22, 2002) attached hereto as Exhibit 9.

25    Declaration of Richard Coyle at P.5, attached hereto as Exhibit 7.

26    Id. at P.6.

27    Id. at P.8.

28 The companies that accepted the offer included American Electric Power, BP Energy Company, Calpine Power Services, Constellation Power Services, Duke Energy Trading & Marketing, Merill Lynch/Allegheny, Mirant Americas Energy Marketing, Tractebel Energy Marketing, and Williams Energy Marketing and Trading The Nevada Companies are in litigation with the three parties that unreasonably rejected the Nevada Companies' offer of assistance - Enron, Reliant Energy, and Morgan Stanley.

May 9, 2002, Enron supposedly invoked the "remedy" provisions of Section 22 of the WSPPA to demand Termination Payments.(29)

      E. ENRON'S BANKRUPTCY COURT COMPLAINT

      On June 5, 2002, even though it was a Defaulting Party, had not assumed its contracts with the Nevada Companies under the bankruptcy laws, nor had any prospects to honor its long-term obligations, Enron filed a three-count complaint against the Nevada Companies in the Bankruptcy Court, seeking, among other things, to compel the Nevada Companies to make the Termination Payments. On July 3, 2002, the Nevada Companies filed in the Bankruptcy Court a Motion to Stay Proceedings Under the Doctrine of Primary Jurisdiction or to Dismiss for Failure to State a Claim.(30) On November 14, 2002, the bankruptcy judge denied that motion with respect to Enron's claims for payment for delivered energy and deferred decision with respect to the Termination Payments pending review of the Nevada Companies' answer and counterclaim and opposition to Enron's motion for summary judgment. The Nevada Companies filed those pleadings on December 5, 2002.

      Enron filed reply papers on December 16, 2002, asserting, among other things, that the issues relating to the Termination Payments turned on interpretation of the WSPPA and that the language of the WSPPA supported Enron's position. Enron also asserted that, because the WSPPA was a Commission-approved tariff, the filed rate doctrine precluded the court from hearing various defenses and counter-claims raised by the Nevada Companies. Thus, Enron's position was that the filed rate doctrine was (and is) both a sword and a shield: a sword when Enron wanted to enforce and collect the fruit of the high rates its manipulation helped create and a shield to protect Enron against any accountability for its unlawful conduct in connection with the very contracts it entered into. The Bankruptcy Court heard argument on Enron's motion for summary judgment on December 19, 2002.


----------
29 The "Termination Payment", a form of liquidated damages, is supposedly the measure of damages based on the difference between the stated contract price and market price at the time of termination, plus certain adjustments.

30    In re Enron Corp., et al., Case No. 01-16034 (Bankr. S.D.N.Y. Jul. 3,
      2002) (Motion to Stay Proceedings Under the Doctrine of Primary Jurisdiction or to Dismiss for Failure to State a Claim).

      F. THE ENRON REVOCATION ORDER

      On March 26, 2003, the Commission issued an order directing Enron to show cause ("Enron Show Cause Order") to the Commission why its authority to sell power at market-based rates should not be revoked.(31) On June 25, 2003, the Commission issued its Enron Revocation Order "revok[ing] [Enron's] market-based rate authority and immediately terminat[ing] its electric market-based rate tariff."(32) The Commission stated that the Order "is necessary to fulfill the Commission's obligation, pursuant to Section 205 and 206 of the FPA ... to protect electricity customers from unjust and unreasonable rates ...."(33)

      In the Enron Revocation Order, the Commission found: that ... Enron ... engaged in gaming in the form of inappropriate trading strategies: (1) False Import (i.e., Ricochet or Megawatt Laundering); (2) congestion-related practices such as Cutting Non-firm (i.e., Non-firm Export), Circular Scheduling (i.e., Death Star), Scheduling counter flows on out of service lines (i.e., Wheel Out), and Load Shift; (3) ancillary services-related strategies known as Paper Trading and Double Selling; and
      (4) Selling Non-firm energy as Firm.(34)

The Commission further found "that ... Enron ... failed to inform the Commission in a timely manner of changes in [its] market shares that resulted from [its] gaining influence/control over others' facilities."(35) The Commission then concluded:

      Enron ... engaged in behavior that undermines the functioning of the wholesale power market and our reliance on that market to ensure that rates are just and reasonable .... Such abuse of our market-based rate authority cannot be tolerated. Accordingly, we find, based on the record in this proceeding, that the behavior of ... Enron ... constitutes precisely the kind of behavior [i.e., fraud, deception and misrepresentation] that would fall within the language of the orders referred to above, constitutes market manipulation and results in unjust and unreasonable rates. We also find that this same conduct violates the express requirements in our orders allowing ... Enron ... to make sales at market-based rates that [it] report changes in [its] status.(36)


----------

31 See Enron Show Cause Order at P.1. In addition, the Enron Show Cause Order directed Bridgeline Gas Marketing L.L.C., Citrus Trading Corporation, ENA Upstream Company, LLC, Enron Canada Corp., Enron Compression Services Company, Enron MW, L.L.C., and Enron North America Corp. to show cause to the Commission in a paper hearing why the Commission should not terminate their blanket marketing certificates.

32 Enron Revocation Order at P.99 and Ordering P.(H).

33 Id. at P.2 (internal citations omitted).

34 Id. at P.53.

35 Id. at P.55.

36 Id. at P.56 (footnotes omitted).

      As a result, the Commission immediately revoke[d] EPMI's market-based rate authority and immediately terminate[d] its electric market-based rate tariff. Unlike the other entities that have a specified need for continued authorization, there is no request or demonstration that EPMI needs to retain its market-based rate authority for unwinding or otherwise.(37)

Thus, Enron's authority to provide power under many of the very contracts at issue was itself terminated as of June 25, 2003.

      G. THE COMMISSION'S SHOW CAUSE ORDERS AGAINST ENRON

      The same day it issued the Enron Revocation Order, the Commission entered two show cause orders directed to Enron and others relating to gaming and/or anomalous behavior ("Gaming Order"(38) and "Partnership Order,"(39) collectively the "Show Cause Orders"). In the Gaming Order, the Commission directed Enron to show cause why the very same conduct that the Commission found unlawful in its Enron Revocation Order did not also "constitute gaming and/or anomalous market behavior in violation of the [California ISO] and [PX] tariffs during the period
January 1, 2000 to June 20, 2001 ...."(40) The Partnership Order required Enron to show cause why certain conduct in which it engaged through partnerships, alliances or other arrangements did not "constitute gaming and/or anomalous market behavior ... in violation of the [California ISO] and [PX] tariffs" during that same period.(41) All of the Nevada Companies' contracts with Enron were entered into during this period.

      H. THE BANKRUPTCY COURT ORDER

      On August 28, 2003, following additional argument, the Bankruptcy Court ruled in favor of Enron's motion for summary judgment and held that the Nevada Companies must pay Enron $336 million.(42) The Bankruptcy Court concluded that it had jurisdiction to rule on whether Enron violated the tariff, even as it acknowledged FERC's jurisdictional responsibilities with respect to the termination provisions at issue. It held that "[t]he filed rate doctrine includes

----------

37 Id. at P.99.

38 Am. Elec. Power Serv. Corp., 103 FERCP. 61,345 (June 25, 2003) ("Gaming Order").

39 Enron Power Mktg., Inc., 103 FERCP. 61,346 (June 25, 2003) ("Partnership Order").

40 Gaming Order at P.1.

41 Partnership Order at P.1.

42 August 28th Decision at p. 11.

within its ambit `ancillary conditions and terms included in the tariff,' such as a termination charge. Town of Norwood, Massachusetts v. New England Power Co., 202 F. 3d 408, 416 (1st Cir. 2000)."(43)

      Indeed, the essence of the Bankruptcy Court ruling was that it was basically powerless to prevent Enron from collecting this payment in the absence of the Commission's intercession. Specifically, the Bankruptcy Court held:

      The filed rate must be collected despite its sometimes harsh consequences because it incorporates the policy which Congress has adopted in regulating interstate commerce.... The harshness of the rule is tempered by the availability of other avenues for relief to the aggrieved ratepayer.(44) (Emphasis added.)

      The court observed that: (1) it could "not vary the rates as filed with FERC as it must honor those rates unless and until set aside by FERC;"(45) (2) "[i]n the context of a regulated industry, under the filed rate doctrine, the decision of whether [Enron's] conduct that impacts filed rates should be sanctioned or redressed is left to the regulatory agency to determine, not the courts;"(46) and (3) "this Court is not the proper forum to remedy the counter-party's [the Nevada Companies'] concerns and is required to enforce the contracts."(47)

      The Bankruptcy Court, by its recognition that the Commission is the only proper forum to determine the reasonableness of the "filed rates" at issue, has effectively invited Commission review of these matters. The Commission should heed this call. It should assert its jurisdiction immediately in order to insure that issues pertaining to filed tariffs will be reviewed by the agency entrusted with the authority to do so.

III. THE COMMISSION MUST ASSERT AND PRESERVE ITS JURISDICTION

      The underlying dispute between the Nevada Companies and Enron, a bankrupt power supplier, starts with the issue of whether Enron is entitled to termination payments under the WSPPA, as incorporated into bilateral wholesale power sale agreements, in the amount of $336 million, which amount has been fixed and determined by a Bankruptcy Court. The Commission

----------

43 August 28th Decision at p. 3 (emphasis added).

44 Id at 5.

45 Id. at 9.

46 Id. at 11.

47 Id. at 12.

must assert its exclusive jurisdiction over this dispute. Assuming arguendo that the Commission concludes that it does not have exclusive jurisdiction over all aspects of this dispute, it should nonetheless assert its primary jurisdiction.

      A. THE COMMISSION HAS EXCLUSIVE JURISDICTION OVER TERMINATION OF CONTRACTS INITIATED BY BANKRUPT POWER SUPPLIERS

      The Commission has definitively declared that whether a jurisdictional seller of wholesale power has the right to terminate a power sales agreement "involve[s] matters that are at the heart of FERC's regulatory responsibilities because they affect the rates and other terms and conditions under which service is provided to customers."(48) Given the parallel between the issues in that proceeding and those present here, a more complete recitation of the Commission's unequivocal statement of its jurisdiction is appropriate:

      The terms and conditions of the ... Agreement are matters subject to FERC's exclusive jurisdiction under the Federal Power Act. See 16 U.S.C.
      Section 824d and 824e. [The power supplier's] maneuvering as to its notice of termination ... raises concerns that it may be using institution of the bankruptcy filing to gain an advantage regarding the ... Agreement that might not otherwise be available to it in the FERC regulatory context....
      As bankruptcy filings ... have become more prevalent, the Commission has recognized the need not to intrude upon matters that are properly within the Bankruptcy Court's domain, while at the same time acting to fulfill its own duties under the Federal Power Act. See 11 U.S. C. Section 362(b)(6); see also 11 U.S. C. Section 1129(a)(6) (recognizing ability of agencies to act in furtherance of their police or regulatory power). Whether [the power supplier's] actions regarding the ... Agreement are considered as attempts to terminate or breach that Agreement, those actions involve matters that are at the heart of FERC's regulatory responsibilities because they affect the rates and other terms and conditions under which service is provided to customers. Fulfilling those responsibilities requires the Commission to address a range of public interest concerns, only a part of which involves the financial integrity of the utility. Until the Commission has the opportunity to review the comments filed in response to its Notices, it will not be in a position to reach a decision on how those public interest concerns can best be balanced in these circumstances.(49)

      Moreover, the very concerns the Commission articulated through the Solicitor's letter regarding "maneuvering ...to gain an advantage ... that might not otherwise be available to it in the FERC regulatory context" are present here. For just as Enron was for years looked upon as

----------

48 103 FERC P. 61,344 at P.14.

49 Solicitor's Letter, attached as Exhibit 4.

the "model" other power suppliers emulated, Enron's clever and tactical use of bankruptcy court proceedings as a means to create, determine and collect windfall profits has established the model others, including NRG, have since used in their effort to avoid accountability to the Commission.

      Indeed, as the Commission knows, the Mirant Corporation is the latest example of a jurisdictional power supplier seeking to use the Bankruptcy Court process to prematurely terminate contracts with a utility purchaser, in that instance Potomac Electric Power Co.(50) In response to Mirant's efforts to thwart Commission action under the FPA, FERC, on September 8, 2003, responded firmly:

      FERC has exclusive jurisdiction over all rates and charges and any rule, regulation, practice, or contract affecting such rate or charges related to wholesale sales of electric energy. Federal Power Act ("FPA")
      Sections 201, 205, and 206, 16 U.S.C. Sections 824, 824d, and
      824e. The term `rate' used in this context includes `contractual provisions, methodologies for allocating costs, restrictions on availability of the [service] as well as the quantity and price terms.' Tennessee Gas Pipeline Co. v. FERC, 860 F. 2d 4446, 447 n.1 (D.C. Cir.
      1988). Thus, FERC has jurisdiction over the many ... agreements related to wholesale sales of electric energy, including the agreement ... at issue here."(51)

      Thus, the Commission has in recent months made it abundantly clear that the operation and effect of the "contractual provision" at issue here, the termination provisions, lay "at the heart" of the Commission's expertise, responsibilities and exclusive jurisdiction. Moreover, the "charge" at issue here, $336 million in early termination payments, is equally clearly a rate for electricity in interstate commerce under Section 205 of the FPA. The Commission has the exclusive jurisdiction to determine the legality of the rate.

      To the extent that the Commission does not have exclusive jurisdiction over the issues raised herein, notwithstanding the unequivocal assertions recently made by the Commission in this regard, then the Nevada Companies request the Commission to assert its primary jurisdiction.(52) The Nevada Companies respectfully submit that given (a) the Commission's

----------

50 In re Mirant Corp., 296 B.R. 427 (Bankr. N.D. Tex. 2003).

51 In re Mirant Corp., (Bankr. N.D. Tex. 2003) (FERC's Memo of Law in Opposition to Plaintiffs' Motion for Injunction) at p. 2.

52 "The doctrine [of primary jurisdiction] comes into play when an issue arising in a lawsuit is one that the legislature has confided for determination to an administrative agency, such as FERC. United States v. Western Pacific R.R., 352 U.S. 59, 63-64, 77 S.Ct. 161, 1 L.Ed.2d 126 (1956); Arsberry v. Illinois, 244
F.3d 558, 563 (7th Cir. 2001). When properly invoked, as these cases and many others we could cite explain, the doctrine requires that the suit be stayed until the agency resolves the issue, whereupon the lawsuit resumes if the agency's resolution (assuming it survives review by whatever court has jurisdiction to review the agency's decisions) has not resolved the entire controversy." Marseilles Hydro Power, LLC v. Marseilles Land and Water Co., 299 F.3d 643, 651 (7th Cir. 2002)
expertise and broader mandate under the FPA; (b) the importance to the market as a whole and to the other "tens of thousands of wholesale power transactions" operating under the WSPPA(53); and (c) the ongoing importance of preserving this Commission's jurisdiction in relationship to bankruptcy courts, this case easily satisfies the standard articulated in Arkansas Louisiana Gas Co. v. Hall, et al., 7 FERC P. 61,175 (1979).(54)

      B.    THE BANKRUPTCY COURT RULING REQUIRES FERC TO ASSERT ITS JURISDICTION

      The fact that the Bankruptcy Court has made its ruling does not preclude the Commission from exercising its jurisdiction: indeed, it demands it. "[T]he Commission may take regulatory action that it deems appropriate under the FPA (even if that action conflicts with a course taken by a Bankruptcy Court) so long as that action serves a regulatory purpose."(55) It may even require a contract that was rejected in a Bankruptcy Court, or terminated, to be continued.(56) The Nevada Companies respectfully submit that the ruling by the Bankruptcy Court requires FERC to assert its jurisdiction.

      In this instance, as in others about which the Commission has expressed concern, the interests served by the Bankruptcy Code conflict with the broader public interest considerations that are the Commission's province. According to the Commission:

      Such a myopic perspective is not appropriate in deciding these questions in the context of regulated public utilities. See Cajun Elec. Coop., 185
      F. 3d 457 n. 17 .... Further, such a narrow viewpoint would contradict that intent of Congress in enacting the FPA. `Since 1935, Congress determined that `the business of ...

----------

53 Morgan Stanley Capital Group Inc. Docket No. EL03-120, (April 17,
2003)(Petition for Declaratory Order) at p. 16. The Nevada Companies supported Morgan Stanley's request for the Commission to exercise its jurisdiction in this dispute over the terms of the WSPPA.

54 Unlike Vermont Public Power Supply Authority v. PG&E Energy Trading - Power, L.P and PG&E National Energy Group, Inc., 104 FERC P. 61,185, wherein the Commission refused to assert its jurisdiction on the grounds that the right to terminate in that case was "automatic", here the right to terminate is expressly predicated upon the prior use of "reasonably exercised discretion" in rejecting the good faith response to the request for assurances. Enron's failure to use such "reasonably exercised discretion", and the evaluation of that issue through the prism of the Federal Power Act, is at the core of this proceeding.

55 103 FERC P. 61,344.

56 In re Mirant Corp.,(Bankr. N.D. Tex 2003) (FERC's Memo of Law in Opposition to Plaintiffs' Motion for Injunction) at p. 20.

      selling electric energy for ultimate distribution is affected with a public interest ... and that Federal regulation of ... the sale of such energy at wholesale in interstate commerce is necessary in the public interest.' 16 U.S. C. 824(a)." NRG Opinion at 5.(57)

      The Commission, in NRG, makes it clear that its responsibilities under the Natural Gas Act ("NGA") are independent of and essentially unaffected by the limited authority vested in Bankruptcy Courts: "we conclude that the Commission is not required to forego its regulatory responsibilities simply because a regulated entity has filed for bankruptcy."(58) Moreover, as the Commission declared, "the proper forum for determining issues arising out of the Commission's regulatory jurisdiction is the agency itself". (59)

      The District Court for the Southern District of New York, quoting the Second Circuit, has affirmed FERC's authority to reach decisions even if they are contrary to a Bankruptcy Court determination: "[the federal regulatory agency] need not defend its regulatory calculus in the Bankruptcy Court ....
[I]f the decision is regulatory, it may not be altered or impeded by any court lacking jurisdiction to review it. In re FCC, 217 F. 3d 125, 135 (2nd Cir.
2000), cert. denied sub nom. NextWave Pers. Communications, Inc. v. FCC, 531 U.S. 1029 (2000)."(60)

      Insofar as the Commission has previously held that these matters lie at the very core of its jurisdiction, its assertion of jurisdiction and remedial order here would "serve[] a regulatory purpose." (61) It is thus clear that the Commission not only has the right, but the responsibility, to assert its jurisdiction.

                                 IV. COMPLAINT

      A.    ENRON FAILED TO COMPORT WITH THE TERMS OF THE TARIFF

      In purporting to terminate the contracts, Enron relied upon Section 27 of the WSPPA, which is applicable when "a party's (the `Second Party's') creditworthiness, financial responsibility, or performance viability become unsatisfactory to the other party (the `First

----------

57 Id. at 27.

58 103 FERC P. 61,344 at P.45.

59 Id. at P.51.

60 In re NRG Energy, Inc., 2003 W.L. 21507685 at p. 4 (S.D.N.Y. 2003).

61 103 FERC P. 61,344.

Party') in the First Party's "reasonably exercised discretion."(62) Under those circumstances, the First Party may require the Second Party to provide, "at the Second Party's option (but subject to the First Party's acceptance based upon reasonably exercised discretion), either (1) the posting of a Letter of Credit,
(2) a cash prepayment, (3) the posting of other acceptable collateral or security by the Second Party, (4) a Guarantee Agreement executed by a creditworthy entity; or (5) some other mutually agreeable method of satisfying the First Party."(63)

      The Commission has made clear its policy that a purchaser under Commission-approved tariffs should be given "sole choice" which of the security options enumerated in a filed tariff it will elect.(64) Despite this well-established Commission policy and the plain language of Section 27 of the WSPPA, Enron did not allow for the Nevada Companies to make their selection, which Enron could only reject on the basis of the reasonable exercise of its discretion, but instead unilaterally demanded 100% cash prepayment or nothing. In particular, on April 22, 2002, Enron notified the Nevada Companies that "[i]n accordance with Section 27 of the WSPP Agreement, Enron hereby requires NPC and SPPC [sic] provide cash as collateral in the amounts specified below [NPC $225,000,000 and SPPC $102,000,000]." (emphasis supplied).(65) Thus, Enron failed to give the Nevada Companies the option to provide reasonably satisfactory assurances in one of the other forms listed in Section 27 or in some other mutually agreeable method. In demanding that the Nevada Companies provide assurances in the form it specified, Enron violated Commission policy and Section 27 of the WSPPA.

      Enron's demand for full, accelerated payment for all of the contracts as an assurance also failed to comport with the terms of the WSPPA because it was not based on a reasonable estimate of future damages.(66) Tellingly, Enron's demand for full, accelerated payments for all of

----------

62 Exhibit 8 at Section 27 (emphasis supplied).

63 Id. (emphasis supplied)

64 See Natural Gas Pipeline Co. of Am., 101 FERC P. 61,095 (2002) (ordering pipeline to revise proposed tariff language to conform to Commission policy, which requires that the customer be given "sole choice" which of the four security options enumerated in the tariff it will elect); Florida Gas Transmission Co., 67 FERC P. 61,267, 61,932 (1994) (same).

65 See Exhibit 9.

66 Under Sections 22.3 and 27 of the WSPPA, Enron was required to (i) reasonably ascertain the market price on a replacement contract for each Terminated Transaction and deduct that amount from the contract prices to determine the Gains and Losses; (ii) discount the Gains and Losses to present value using the Present Value Rate as of the time of the termination; (iii) aggregate all Gains and Losses on all Terminated Transactions; and (iv) aggregate or set off any or all other amounts owing between the Parties.

the contracts was also flatly inconsistent with the arguments it made before this Commission. Here, Enron argued:

      The Companies' own cash-flow projections show positive cash balances for each of the next several years, even assuming dividend payments and scheduled debt repayments. ... It bears emphasizing that the Companies'
      dividend payments reflected in these cash flow projections are discretionary payments to their parent company ... the fact that the Companies project dividend payments by NPC indicates that it is a healthy company.(67)

      Enron thus knew (or reasonably should have known), as other suppliers of power to the Nevada Companies knew, that the Nevada Companies would be able to perform notwithstanding the credit downgrade. History confirms that this was indeed the case, as the Nevada Companies have continued to meet their payment obligations under power purchase agreements. Instead of acting reasonably as required by the tariff, Enron used the fact of the credit downgrade as an excuse to do precisely what the Commission has said must not happen: "maneuvering ...to gain an advantage ... that might not otherwise be available to it in the FERC regulatory context."(68)

      The tariff language explicitly requires Enron to act "reasonably". Enron did not do so. It acted unreasonably in rejecting the assurances offered by the Nevada Companies, assurances satisfactory to the overwhelming majority of suppliers.(69) It acted unreasonably in insisting upon cash as collateral. It acted unreasonably in presuming that the Nevada Companies were going to be unable to perform with respect to all of the contracts. It acted unreasonably in demanding assurances from the Nevada Companies with respect to its future performance at a time when Enron had neither staff nor resources to operate the power marketing business and was in default itself.

      The Nevada Companies submit the unreasonableness of Enron is easily understood given its singular desire at the time it made its demand was for dollars for its creditors. Enron had no interest in being reasonable. Its only interest was in getting out and getting paid.

----------

67 Nevada Power Co. et al. V. Duke Energy Trading & Mktg, L.L.C. et al, EL02-26-000 et al., ("EPMI FERC Brief") Initial Brief of Respondents at 84. (Emphasis in original)

68 Solicitor's Letter (Exhibit 4).

69 See discussion supra at Section D.

      Significantly, the Nevada Companies did not reach this conclusion on their own. This conclusion was drawn from admissions made by Enron management, including an officer of Enron, on the day after Enron summarily rejected the Nevada Companies' reasonable assurances. As set forth in the affidavit of Richard Coyle, Enron's officials explicitly stated in direct discussions with the Nevada Companies that "Enron's decision to reject assurances was based on the need to generate immediate cash flow or an assured stream of cash payments."(70) Moreover, "Enron had nothing to offer and reported that they had no intent to remain in the power supply business and no long-term prospects to supply the Nevada Companies with power, and were pursuing early termination payments to generate cash for the benefit of its creditors."(71)

      The Nevada Companies submit that the stated basis for rejecting the Nevada Companies' otherwise reasonable offer of assurances is not reasonable or acceptable under the Federal Power Act. Indeed, given Enron's stated objectives and circumstances, it is impossible to imagine a "reasonable" offer of assurances that would have been acceptable to Enron. The Commission must therefore find that Enron acted unreasonably and in violation of the express terms of the tariff. Accordingly, Enron did not have the right to terminate and does not have the right to termination payments.

      B. ASSUMING ENRON HAD THE RIGHT TO TERMINATE, THE COMMISSION MUST INVOKE ITS EQUITABLE POWERS TO PREVENT ENRON FROM COLLECTING A $336 MILLION WINDFALL

      For the reasons set forth above, Enron did not have the right to invoke the termination provisions, did not comport with either the tariff provisions or the Commission's policies in doing so, and was not entitled to terminate. However, even assuming arguendo that the Commission determines that Enron was entitled to early termination, the Nevada Companies submit that under the circumstances present here, the Commission should use its equitable powers to prevent Enron from collecting termination payments.

      Section 309 of the FPA empowers the Commission "to perform any and all acts, and to prescribe, issue, make, amend, and rescind such orders, rules, and regulations as it may find

----------

70 Coyle (Exhibit 7) at P.11.

71 Id. at P.10.

necessary or appropriate to carry out the provisions of [the FPA]."(72) As the D.C. Circuit has stated, "the breadth of agency discretion is, if anything, at [its] zenith when an action assailed relates primarily not to the issue of ascertaining whether conduct violates the statute, or regulations, but rather to the fashioning of policies, remedies and sanctions ...."(73) The Commission has the power to order equitable remedies,"(74) including barring Enron in these unprecedented circumstances from collecting the Termination Payments.

      The unprecedented circumstances present here include the fact that Enron is seeking to invoke tariffs that they were in violation of at the very time that they contracted with the Nevada Companies. Enron's sales to the Nevada Companies were in violation of the express terms of the WSPPA insofar as they were not in compliance with (a) the Commission's market-based rate order, (b) Enron's market-based rate authority, (c) Enron's tariff, and (d) the FPA.

      Section 33.3 of the WSPPA provides:

      The Seller warrants that it will transfer to the Purchaser good title to the electric energy sold under the Agreement and any Confirmation Agreement, free and clear of all liens, claims, and encumbrances arising or attaching prior to the delivery point and that Seller's sale is in compliance with all applicable laws and regulations. Enron warranted that each of its sales to the Nevada Companies was in compliance with the FPA and all other applicable laws and regulations.

      Likewise, in Section 37 of the WSPPA, "[e]ach Party warrants and represents to the other(s) that it possesses the necessary ... legal authority, right and power to enter into and agree to the applicable Confirmation Agreement for a transaction or transactions and to perform each and every duty imposed
....." That section further provides (with emphasis added) that

      Each Party further warrants and represents that entering into and performing this Agreement and any applicable Confirmation Agreement does not violate or conflict with . . . any law applicable to it, [or] any order or judgment of any court or other agency of government applicable to it ... and that this Agreement and applicable Confirmation Agreement(s), constitute a legal, valid and binding obligation enforceable against such Party in accordance with the terms of such agreements.

----------

72 16 U.S.C. Section 825h (2003).

73 Niagara Mohawk Power Corp. v. FPC, 379 F.2d 153, 159 (D.C. Cir. 1967).

74 Idaho Power Co., 103 FERC P. 61,182 at P.14 (2003); see AES Southland, Inc., 95 FERC P. 61,167, 61,538 (2001) (stating "the Commission can order equitable remedies, such as disgorgement of unjust enrichment").

      Accordingly, in entering the sales transactions with the Nevada Companies at issue here, Enron expressly warranted that its sales were in compliance with the FPA and all other applicable laws and regulations, that it had the legal authority to enter into and perform the contracts, and that the sales did not violate or conflict with the Commission's order granting Enron market-based rate authority or its tariff.

      In addition, in its Enron Revocation Order, the Commission found that at the time Enron contracted with the Nevada Companies, it was engaged in fraud, deception and misrepresentation, and market manipulation that drove the prices in the western wholesale power market to unlawful levels in violation of Enron's market-based rate authority and Enron's tariff. Accordingly, at that time, Enron also was in violation of the express provisions of Section 205 of the FPA.

      Accordingly, the Nevada Companies submit that the Commission has ample reason and ample authority to set aside the termination payments under the circumstances present here.

      C. EARLY TERMINATION PAYMENTS VIOLATE THE PUBLIC INTEREST UNDER THESE CIRCUMSTANCES

      Assuming the Commission were to find that: (a) Enron had the lawful right to terminate the agreements and is entitled to recover early termination charges of $336 million, as determined and fixed by the Bankruptcy Court; and (b) FERC's equitable powers under Section 309 of the FPA are unavailing for the purpose of setting aside or modifying the early termination payment charges, then the Commission must find that it is contrary to the public interest for Enron to charge and receive, and for the Nevada Companies to pay, a windfall profit of $336 million. (75)

----------
75 The Nevada Companies submit that in considering the public interest under the circumstances presented by this Complaint, the Commission should apply the flexible application recognized in Northeast Utilities Service Co., 66 FERC P. 61,332, 62,076 and 62,081, on reh'g, 68 FERC P. 61,041, 61,137 (1994), aff'd, 55
F.3d 686,692 (1st Cir. 1995); see also PJM Interconnection, LLC, 96 FERC P. 61,206, 61,878 (2001) (declining to apply strict public interest standard when contract changes necessary to ensure reliability of supply). This is particularly true because the predetermination of justness and reasonableness that might ordinarily apply to negotiated rate agreements entered under market-based rate authority should not be deemed applicable when, as here, Enron was in violation of its market-based rate authority and was engaged in unlawful market activity when it entered the contracts at issue. See Northeast Utilities, 66 FERC at 62,085-87. Strictly for purposes of argument and presentation here, however, the Nevada Companies proffer herein evidence that the more stringent "practically insurmountable" standard is satisfied under these extraordinary circumstances.

      Under the Mobile-Sierra doctrine, the public interest justifies reformation or abrogation of power supply contracts when the contracts in question may: (1) cause financial distress for a buyer that threaten its ability to continue service; (2) cast an excessive burden on the buyers' customers; (3) are unduly discriminatory to the detriment of other customers that are not parties; or (4) involve other factors demonstrating the contracts are contrary to the public interest. (76) The Nevada Companies request the Commission find that the $336 million windfall early termination charge sought by Enron is contrary to the public interest and meets each of these factors (any one of which would be sufficient). (77) In addition, the Nevada Companies submit that among the "other factors" present here is Enron's unlawful conduct in connection with its power trading and marketing activities, (78) the details and impacts of which the Commission is well aware, and the completely unwarranted windfall it stands to gain.

      1.    Financial Distress

      The Companies already have credit ratings below investment grade. Moody's Investor Service ("Moody's") rates their senior secured debt at Ba2 and Standard and Poor's Ratings Services ("S&P") rates the Companies' corporate credit at B+. At the present time these ratings are under review for possible further downgrade in light of the bankruptcy court's decisions in favor of Enron's early termination claims against the Nevada Companies. Moody's changed the outlook for their ratings from stable to negative as a result of the Bankruptcy Court decision, while S&P has placed the Nevada Companies on credit watch with negative implications. Both S&P and Moody's have indicated that they may downgrade the Companies' credit ratings if the Nevada Companies are unable to obtain a stay of execution of the Bankruptcy Court's judgment. According to S&P's credit analyst, Swami Venkataraman, "[m]aking termination payments or posting cash collateral would mean an added debt service burden to Sierra Pacific Resources and

----------
76 See, e.g., Blumenthal v. NRG Power Marketing, Inc., 104 FERC P. 61,210
(2003).

77 The Nevada Companies herein make an initial preliminary evidentiary showing on how the public interest is harmed in the event that the bankruptcy court order is not effectively and fully stayed during appeal. At this moment in time, the outcome of the Bankruptcy Court deliberations, currently scheduled for October 17, 2003, is impossible to predict. Accordingly, the Nevada Companies reserve the right to supplement their public interest showing shortly after the decision of the Bankruptcy Court is rendered and its consequences understood.

78 See Town of Norwood v. FERC, 587 F.2d 1306, 1312 (D.C. Cir. 1978) (Mobile-Sierra doctrine assumes by necessity that there is "no reason to question what occurred at the contract formation stage").

its subsidiaries and would weaken financial measures to levels below expectations for the `B+' ratings" that are currently assigned by S&P to Nevada Power and Sierra Pacific Power and Sierra Pacific Resources' senior unsecured debt." See S&P Ratings Action Press Release (September 2, 2003).(79)

      At the present time, the ability of the Nevada Companies to secure a stay of execution of the Bankruptcy Court's judgment and at what price in terms of required collateral, cannot be predicted. If no stay is granted or if Enron is permitted to domesticate and record the judgment, it is highly likely that the Companies will be required to file for protection under Chapter 11 of the Bankruptcy laws.(80) At a time when the public interest requires improvements to and expansion of transmission and distribution infrastructure, such a situation is contrary to the public interest.(81)

      The problem is, among other things, a matter of timing and funding of the payment obligations. Applicable retail rate recovery rules in Nevada do not provide for automatic pass-through of early termination costs or other charges associated with purchased power and fuel. For retail ratemaking and recovery of costs of purchased power and fuel, Nevada employs "deferred accounting."(82) Under the Nevada deferred accounting process -- which is statutory and mandatory -- the Companies collect a "Base Tariff Energy Rate" or "BTER." The BTER is determined and fixed for a given year in advance based on projected fuel and purchased power costs. To the extent fuel and purchased power expenses exceed that rate, a "deferred" balance is created. At the end of the deferral period (which is normally one year, but can not be shorter than six months), the Companies may seek recovery of any deferred balances.(83) Specifically with regard to early termination payments that may become due and owning to Enron, the Public Utility Commission of Nevada ("PUCN") is without authority to consider or permit recovery of any such costs until after Enron is paid.(84)

----------
79 Declaration of Richard K. Atkinson attached hereto as Exhibit 10 (Exhibit A thereto at P20).

80 Id at P.5.

81 See Declaration of Dr. John H. Landon, Exhibit 11 hereto, at P.2 and PP 4-10.

82 Nev. Rev. Stat. Section 704.187.

83 Nev. Rev. Stat. Section 704.187(1)-(4).

84 See Nev. Rev. Stat. Section 704.110(8).


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


      As the attached declaration of Richard K. Atkinson,(85) the Chief Financial Officer of Sierra Pacific Resources, the public utility holding company parent of the Nevada Companies, explains:

      The Companies do not and will not have available cash or liquid assets to pay Enron $336 million if their request for a stay of execution of the Final Judgment is not granted by the Bankruptcy Court at the October 17,
      2003 hearing. . . . . the Utilities must obtain a complete stay of execution of the Final Judgment pending appeal, including a stay of EPMI right to register and regard the Final Judgment in order to avoid bankruptcy.

      2. The Nevada Companies' Financial Distress Will Harm Third Parties and the Public

      Bankruptcy, of course, would have profound adverse impacts on power customers in Nevada and hurt numerous third parties who are not party to the power contracts with Enron.

      As summarized by Dr. John H. Landon, Managing Principal of Analysis Group/Economics in his declaration,(86) the financial impairment brought about by insolvency will bring substantial economic harm and adverse public impacts in a number of ways, including: (a) the cost of bankruptcy itself; (b) the cost of financial paralysis associated with bankruptcies, including lack of ability to make timely decisions on critical capital commitment issues - particularly for a transmission owning load serving utility in a critical and rapidly growing geographic area like Nevada; (c) the effect of perceived uncertainty of reliable service on growth in the Las Vegas and Reno/Sparks metropolitan areas and upon the attraction of new businesses; (d) the consequence for the reputation of the State of Nevada as an attractive location for business; and (e) the impairment of critical capital investment in transmission and distribution infrastructure, and the broader regional impacts of same.

      The Bankruptcy Court's judgment has already started to adversely affect public interest, for example, shortly after the court's decisions was announced, a major fuel supplier threatened to cut off critical supplies. As explained in the Declaration of Richard K. Atkinson:

----------
85 Atkinson (Exhibit 10) at P.5.

86 Landon (Exhibit 11), at PP 4-10.


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


      On September 2, 2003, the Utilities' primary coal supplier, Arch Coal Sales Company, Inc. ("Arch"), who supplies 60% of NPC's coal requirements for its 605 megawatt Reid Gardner plant and 100% of SPPC's coal requirements for its 521 megawatt Valmy plant, halted and recalled a train shipment of coal scheduled for delivery to the Utilities upon hearing of the Bankruptcy Court's decision granting Enron summary judgment on its asserted rights to early termination payments. Arch contacted the Utilities after the decision of the court was announced to express its concerns regarding the Utilities' financial condition. Arch has requested assurances from the Utilities and is now requiring pre-payments or C.O.D. for coal deliveries to the Utilities, pending further developments. Because the Utilities' coal fired power generators have been designed to use the particular grade of coal supplied by Arch, the Utilities can not simply change or find alternate suppliers of coal. The Utilities would face significant difficulties finding a replacement coal supplier, willing to transact with the Utilities' plants. Since the Utilities' coal-fired generators operate at a maximum efficiency and are able to adhere to environmental requirements if they burn the grade of coal supplied by Arch, the Utilities would have to invest substantial additional amounts in their plants to operate with a different grade of coal if they are unable to find or contract with a replacement for Arch.(87)

            a.    Costs of Bankruptcy on Consumers

      In addition to local, state and regional reliability concerns, there are consumer impacts relating to the costs of bankruptcy itself. Direct costs to the Nevada Companies would be significant and would likely be passed onto their retail customers. In addition, the State of Nevada, consumer groups, creditors, and other utilities in the area, regional reliability groups and other entities would be likely to participate. The current PG&E bankruptcy in California has thus far lasted about 30 months. Direct costs to PG&E have been at least $180 million for legal and professional services alone. In addition, the California Public Utilities Commission has spent approximately $26 million. Evaluating these costs together with the expenditures of PG&E's creditors, we estimate the total cost of the PG&E bankruptcy to all parties thus far is $368.6 million. Scaled down to reflect the relative size and complexity of the Nevada situation, Dr. Landon has estimated that $110 million is a reasonable estimate of the direct cost of bankruptcy to Sierra and Nevada. As noted above, the costs of the delays and compromises in decision-making would be potentially even more costly.

----------
87 Exhibit A to Atkinson Declaration (Exhibit 10) at P.60.

            b.    Impairment of Effective Generation System Planning

      In addition to disrupting relationships between important vendors and the Companies, financial paralysis associated bankruptcy would necessarily complicate decisions directly relevant to serving the future needs of customers. Their present dependence on short-term purchases to satisfy customer needs leaves the Nevada Companies and their customers significantly exposed to short-term market risks. Nevada Power's 2003 Resource Plan, therefore, sets forth a strategy of issuing an RFP to obtain 3 to 10 year contracts to cover much of this exposure and to build new generation to reduce costs, improve reliability and lower its risk. The Nevada Power Company 2003 Resource Plan lists one generation project planned to start up prior to summer 2006 with another planned to start up prior to summer 2007 and describes the need to study other generation projects. Obtaining debt to fund these capital projects during bankruptcy or times when the capital markets are effectively closed to Nevada Power may be difficult, and likely will at least result in their delay. Furthermore, in a bankruptcy scenario, the trustee in bankruptcy and interveners assume a place at the table as decisions are made on these projects. These parties will be in addition to the roles of the Companies' management and Nevada regulators. More parties with more issues at the table are likely to result in increased delays and compromises in decision-making.(88)

      In general, utility bankruptcy proceedings drag on much longer than those of non-utilities; the mean length of utility bankruptcies is 36 months as compared with 15 months for non-utilities.(89) This can further delay the completion of projects vital to customer welfare and/or result in individual decisions that do not in aggregate amount to a cohesive overall plan. The potential costs of paralysis in decision-making in a rapidly growing area whose resources are already stretched are substantial.(90)

            c.    Impairment of Transmission System Planning and RTO Formation

      In addition to planned generation resource acquisition, the Nevada Companies have

----------
88 Landon (Exhibit 11) at PP 7-8.

89 Landon (Exhibit 11) at P.3.

90 Id.

obligations to invest in transmission facilities both to ensure transmission access for merchant generators in the region and to support future reliability for their customer base. Appendix C to Dr. Landon's Declaration contains a list of these projects for each company and their expected costs. The companies also are responsible for funding transmission upgrades to accommodate merchant generators that are then reimbursed. Delay of investments or the inability of the Nevada Companies to obtain funding for these upgrades may, therefore, interfere with merchant generation market access.(91) Further, delayed or impaired access to funds to make necessary upgrades and to undertaken necessary capital maintenance of the Nevada Companies' transmission systems is incompatible with the recognized need to invest in and to improve the reliability of the interstate transmission grid,(92) and thus works against the public interest. (93)

      In compliance with FERC's Order 2000, the Nevada Companies are presently participants in RTO West development efforts. They project that their share of the costs of RTO West over the period 2003 through 2006 will be $6.3 million. The Commission has recognized repeatedly its view that RTO formation and broad participation by transmission owning entities - such as the Nevada Companies - is necessary in the public interest.(94) However, the Nevada Companies' bankruptcy would present substantial uncertainty and could impair their collective ability to meet

----------
91 Id.

92 See, e.g., Testimony of Pat Wood, III, Chairman, Federal Energy Regulatory Commission, Before the Subcommittee on Oversight of Government Management, the Federal Workforce, and the District of Columbia, Committee on Governmental Affairs, United States Senate, dated September 10, 2003 ("The August 14, 2003 power blackout serves as a stark reminder of the importance of electricity to our lives, our economy and our national security. All of us have a responsibility to do what we can to prevent a repeat of such a blackout.") [hereinafter "Chairman's Blackout Testimony"]; see also Release, Office of the Press Secretary, The White House, "Remarks by the President During Volunteer Activity, Santa Monica Mountains National Recreation Area," August 15, 2003 (www.whitehouse.gov/news/releases/2003/08/print/20030815-1.html) ("Well, I think part of the plan recognizes that the grid needs to be modernized, the delivery systems need to be modernized. And obviously something like this isn't going to happen overnight. But it is - it begins to address the problem that this particular incident has made abundantly clear to the American people that we've got an antiquated system. . . .").

93 See Chairman's Blackout Testimony, p. 1 ("Even at the start of this investigation, however, this much is clear: our electrical system operates regionally, without regard to political borders. Electric problems that start in one state (or country) can profoundly affect people elsewhere. . . . ") and p. 3
("When a generating facility or transmission line fails, the effects are not just local. Instead, the problem often has widespread effects....").

94 See, e.g., Midwest Independent Transmission System Operator, Inc., 102 FERC
P. 61,143, at P.1 (2003) (expansion of RTO will "advance the public interest" by allowing "more customers to receive the benefits of a regional transmission organization....")

their obligation and could contribute to RTO West development delays.(95) Bankruptcy proceedings could delay these studies and resolution of RTO commitment issues.(96)

            d.    Adverse Impact on Economic Development in Nevada

      A derivative consequence of all of the potential and actual harm to the public interest enumerated above is impact on the willingness of present and potential customers to expand or relocate facilities in Nevada for which electricity is important. Nevada has long enjoyed a favorable reputation as a location for many types of business. In contrast to much of the rest of the country, Nevada has registered net job increases since the recession began in March 2001. Paralysis and uncertainty regarding the availability of facilities and/or the quality and quantity of service may cause prospective customers and jobs to go elsewhere.

      3.    Confidence in Wholesale Markets Will Be Diminished

      The Nevada Companies already have informed the investment community in their most recent annual and quarterly SEC filings that, if required to make the Termination Payments claimed by Enron, they may not be able to operate outside the protection of the Bankruptcy Courts.(97) By standing by and allowing bankrupt suppliers to declare defaults and require early termination payments under the scenario present here, the Commission would substantially deter the reliance on long-term power supply contracts and engender business risks that will increase the cost of capital attraction for utilities, such as the Nevada Companies, that rely on wholesale power markets for critical supply.(98)

----------
95 Indeed, the Commission has recently observed that "withdrawal of a transmission owning utility from an ISO or RTO raises precisely the type of issues - concerning the maintenance of adequate service" contemplated by the FPA. Pennsylvania-New Jersey-Maryland Interconnection, 103 FERC P. 61,170, at
P.22 n.30 (2003).

96 The Commission has recognized that "piecemeal, asset-by-asset RTO development," with associated cost allocation, rate design and discrimination issues "would adversely affect competition and rates" and is "not in the public interest." American Transmission Systems, Inc., 103 FERC P. 61,203, at P.10
(2003).

97 Current Report on Form 8-K of Sierra Pacific Resources, Nevada Power Company, and Sierra Pacific Power Company ("8-K"), (filed September 2, 2003) attached as
Exhibit 3.

98 Landon (Exhibit 11) at 5.

      4. Among the "Other Factors" the Commission Must Take Into Account In Determining the Public Interest is Enron's Unlawful Conduct and the Unwarranted Windfall It Seeks

      In considering the public interest, the Commission is urged to juxtapose the harms to electricity consumers occasioned by the financial distress of the Nevada Companies against the benefits to be obtained by Enron as a result of $336 million early termination charge. Enron has no costs associated with performance of the contracts, and thus any early termination fee is not in the form of a prepayment or cover of expenses to provide service.(99) Further, to the extent Enron covered a portion of its prospective supply obligation to the Nevada Companies (although there is no evidence that Enron had made any arrangements to purchase power to cover its forward obligations to the Companies), because of its bankruptcy its obligations under those contracts have either been discharged or rejected under Section 365 of the Bankruptcy Code. Accordingly, recovery of $336 million for early termination has no relation to actual harm or damages suffered by Enron and, therefore, constitutes a complete windfall for Enron.

      Compounding the matter is the fact that Enron will receive this windfall in connection with lost profits from activity the Commission has now found and declared to be unlawful. The Commission is well aware of the indictments, guilty pleas, Staff Reports(100) and other evidence and information widely known and available concerning Enron and its corrupted power marketing enterprise. The Commission has recognized and determined that Enron's unlawful conduct was intended to and actually did affect pricing in forward power markets - and hence the prices contained in the terminated contracts. Moreover, Enron was in violation of the very tariffs at issue here. It follows, therefore, that much of the $336 million windfall early termination payment at issue in this Complaint involves the attempted recovery by Enron of the fruit of its unlawful schemes. This alone, is contrary to the public interest. However, when added to the harms to the public interest that flow from the financial impairment of the Nevada Companies, it

----------
99 Enron's lack of costs, given their unclean hands and Commission findings of market manipulation, is relevant to the question of whether the public interest requires that they be paid a $336 million windfall for not delivering power.

100 The Nevada Companies incorporate by reference the Commission's Final Report on Price Manipulation in Western Markets, Docket No. PA02-2-00 (March 2003).

is apparent that the balance of interests is substantially tilted in favor of Commission action to protect the public against this unwarranted and unlawful windfall.

      V. REQUEST FOR FAST TRACK PROCESSING AND REQUEST FOR EMERGENCY ORDER

      As a result of the Bankruptcy Court's August 28 decision, and Enron's subsequent motion to register the judgment in Nevada and California, there is an imminent threat of collection efforts. The standard processes will not be adequate for expeditiously resolving this complaint due to the great harm that enforcement of the judgment will cause the Nevada Companies and their customers, and the fact that the Nevada Companies may never be able to recover any money paid to Enron while Enron enjoys the protection of the Bankruptcy Court. Accordingly, the Nevada Companies respectfully request, pursuant to 18 C.F.R.
Section 385.206(h), that the Commission consider this Complaint on an expedited basis.

      In the interim, the Nevada Companies request that the Commission issue an immediate order that asserts its jurisdiction over these matters and preserves the status quo by prohibiting Enron from enforcing the termination provisions in dispute until such time as the Commission has reached a final determination on the matters raised herein. The Nevada Companies' request for an interim, immediate order is in the public interest. It is most certainly in the public interest for the status quo to be maintained while the Commission reviews this matter. If the Commission doesn't maintain the status quo, it will effectively lose its ability to preserve its jurisdiction, the relief sought herein, and the Nevada Companies' financial integrity.

                             VI. RULE 206 STATEMENT

      This Complaint seeks initial relief in the form of assertion and exercise of the Commission's jurisdiction to resolve a matter in controversy between Enron and the Nevada Companies. In the event the Commission declines to assert and exercise its jurisdiction, relief under Section 206 is sought in the alternative. The relief sought is a finding that early termination payments in the approximate amount of $336 million, plus interest, is contrary to the public interest and shall be modified to a level that does not violate the public interest. This level is urged by the Nevada Companies to be zero. Alternative dispute resolution (in the form of non-binding mediation) was ongoing when the facts giving rise to this complaint arose -- specifically the issuance of a decision and entry of judgment for $336 million, plus interest, in Enron's favor by the Bankruptcy Court for the Southern District of New York. Whereas the Bankruptcy Court's judgment is final and execution of that judgment is imminent, further alternative dispute resolution processes are unavailable as a practical matter.

                     VII. CORRESPONDENCE AND COMMUNICATIONS

Correspondence and communications regarding this Complaint should be directed to the following persons:

Roger A. Berliner, Esq.                          Lyle D. Larson, Esq.
Stephen M. Ryan, Esq.                            Balch & Bingham, LLP
Manatt, Phelps & Phillips, LLP                   1710 Sixth Avenue North
1501 M Street, N.W.                              Birmingham, Alabama 35203
Suite 700
Washington, DC 20005

                            VIII. SERVICE AND NOTICE

The Nevada Companies have served a copy of this filing on Enron and the Public Utilities Commission of Nevada. A form of notice suitable for publication in the Federal Register is attached as Attachment and also enclosed on diskette.

                                 IX. CONCLUSION

For all of the reasons set forth in this Complaint and Request for Emergency Order, the Commission should (1) rule that the Nevada Companies are not required to make any Termination Payments; (2) determine that it is neither equitable nor in the public interest for the Nevada Companies to be required to make termination payments even if Enron was within its rights to terminate; (3) issue an immediate order preserving the status quo by prohibiting Enron from enforcing the tariff provisions relating to termination until such time as the Commission determines the merits of the matters raised herein; and (4) set the matter for expedited hearing under the Commission's fast track process.

                             Respectfully submitted,




----------------------------                 --------------------------
Roger A. Berliner, Esq.                      Lyle D. Larson, Esq.
Stephen M. Ryan, Esq.                        Balch & Bingham, LLP
Manatt, Phelps & Phillips, LLP               1710 Sixth Avenue North
1501 M Street, N.W. Suite 700                Birmingham, Alabama  35203
Washington, D.C. 2005

                      Counsel for Nevada Power Company and
                          Sierra Pacific Power Company

Dated: October 6, 2003

                             CERTIFICATE OF SERVICE

I hereby certify that I have this day served the foregoing Complaint Requesting Fast Track Processing And Emergency Request For Order Preserving Jurisdiction upon counsel for Enron Power Marketing, Inc. and the Public Utilities Commission of Nevada as stated in the Complaint. Dated at Washington, D.C., this 6th day of October, 2003.

                                                  ------------------------------
                                                  Roger A. Berliner


                                       1